Exhibit 20

DELEGATION AGREEMENT

AGREEMENT, dated as of                     , 2005 by and between INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Delegate”), and MML SERIES INVESTMENT FUND II (the “Trust”), a Massachusetts business trust and an open-end investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the funds listed on Schedule 1 hereto (each, a “Fund” and collectively, the “Funds”), as such schedule may be amended from time to time hereafter.

WHEREAS, pursuant to the provisions of Rule 17f-5 under the 1940 Act, and subject to the terms and conditions set forth herein, the Board of Trustees of the Trust desires to delegate to the Delegate certain responsibilities concerning Foreign Assets (as defined below), and the Delegate hereby agrees to retain such delegation, as described herein; and

WHEREAS, pursuant to the provisions of Rule 17f-7 under the 1940 Act, and subject to the terms and conditions set forth herein, the Board of Trustees of the Trust desires to retain the Delegate to provide certain services concerning Foreign Assets, and the Delegate hereby agrees to provide such services, as described herein;

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Definitions

Capitalized terms in this Agreement have the following meanings:

a.	Authorized Representative

Authorized Representative means any one of the persons who are empowered, on behalf of the parties to this Agreement, to receive notices from the other party and to send notices to the other party.

b.	Board

Board means the Board of Trustees of the Trust.

c.	Country Risk

Country Risk means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s financial infrastructure (including any Securities Depositories operating in such country); prevailing custody and settlement practices; and laws applicable to the safekeeping and recovery of Foreign Assets held in custody.

d.	Eligible Foreign Custodian

Eligible Foreign Custodian has the meaning set forth in Rule 17f-5(a)(1) and it is understood that such term includes foreign branches of U.S. Banks (as the term “U.S. Bank” is defined in Rule 17f-5(a)(7)).

e.	Foreign Assets

Foreign Assets has the meaning set forth in Rule 17f-5(a)(2).

f.	Foreign Custody Manager

Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(3).

g.	Securities Depository

Securities Depository has the meaning set forth in Rule 17f-4(c)(6).

h.	Monitor

Monitor means to re-assess or re-evaluate, at reasonable intervals, a decision, determination or analysis previously made.

2.	Representations

a.	Delegate’s Representations

Delegate represents that it is (i) a trust company chartered under the laws of The Commonwealth of Massachusetts and (ii) a U.S. Bank as defined in paragraph (a)(7) of Rule 17f-5. Delegate further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Delegate with respect to the subject matter of this Agreement.

b.	Trust’s Representations

The Trust represents that the Board has determined that it is reasonable to rely on Delegate to perform the responsibilities described in this Agreement. The Trust further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind each Fund with respect to the subject matter of this Agreement.

3.	Jurisdictions and Depositories Covered

a.	Initial Jurisdictions and Depositories

The authority delegated by this Agreement in connection with Rule 17f-5 applies only with respect to Foreign Assets held in the jurisdictions listed in Appendix A1. Delegate’s responsibilities under this Agreement in connection with Rule 17f-7 apply only with respect to the Securities Depositories listed in Appendix A2. Upon the creation of a new Securities Depository in any of the jurisdictions listed in Appendix A1 at the time of such creation, such Securities Depository will automatically be deemed to be listed in Appendix A2 and will be covered by the terms of this Agreement.

b.	Added Jurisdictions and Depositories

Jurisdictions and related Securities Depositories may be added to Appendix A1 and Appendix A2, respectively, by written agreement in the form of Appendix B. Delegate’s responsibility and authority with respect to any jurisdiction or Securities Depository, respectively, so added will commence at the later of (i) the time that Delegate’s Authorized Representative and the Board’s Authorized Representative have both executed a copy of Appendix B listing such jurisdiction and/or Securities Depository, or (ii) the time that Delegate’s Authorized Representative receives a copy of such fully executed Appendix B.

c.	Withdrawn Jurisdictions

The Board may withdraw its (i) delegation to Delegate with respect to any jurisdiction or (ii) retention of Delegate with respect to any Securities Depository, upon written notice to Delegate. Delegate may withdraw its (i) acceptance of delegation with respect to any jurisdiction or (ii) retention with respect to any Securities Depository, upon written notice to the Board. Ten days (or such longer period as to which the parties agree in such event) after receipt of any such notice by the Authorized Representative of the party other than the party giving notice, Delegate shall have no further responsibility or authority under this Agreement with respect to the jurisdiction(s) or Securities Depository(ies) as to which delegation is withdrawn.

4.	Delegation of Authority to Act as Foreign Custody Manager

a.	Selection of Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is (i) appointed as each Fund’s Foreign Custody Manager and Delegate accepts such appointment and (ii) authorized and directed to place and maintain Foreign Assets in the care of any Eligible Foreign Custodian(s) selected by Delegate in each jurisdiction to which this Agreement applies, except that Delegate does not accept such authorization and direction with regard to Securities Depositories.

b.	Contracts With Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized to enter into, on behalf of each Fund, such written contracts governing each Fund’s foreign custody arrangements with such Eligible Foreign Custodians as Delegate deems appropriate.

5.	Monitoring of Eligible Foreign Custodians and Contracts

In each case in which Delegate has exercised the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate is authorized to, and shall, on behalf of each Fund, establish a system to Monitor the appropriateness of maintaining Foreign Assets with such Eligible Foreign Custodian. In each case in which Delegate has exercised the authority delegated under this Agreement to enter into a written contract governing each Fund’s foreign custody arrangements, Delegate is authorized to, and shall, on behalf of each Fund, establish a system to Monitor the performance of such contract, and shall promptly notify each Fund or its investment adviser if an Eligible Foreign Custodian no longer meets the requirements of Rule 17f-5.

6.	Securities Depositories

a. In accordance with the requirements of Rule 17f-7, Delegate shall, upon execution of this Agreement, provide the Trust or its investment adviser with an analysis of the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto.

b. In accordance with the requirements of Rule 17f-7, Delegate shall Monitor the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto on a continuing basis, and shall promptly notify the Trust or its investment adviser of any material change in such risks, including without limitation any change that would cause a Securities Depository not to qualify as an Eligible Securities Depository as defined in Rule 17f-7(b)(1).

7.	Guidelines and Procedures for the Exercise of Delegated Authority

a.	Board’s Conclusive Determination Regarding Country Risk

In exercising its delegated authority under this Agreement, Delegate may assume, for all purposes, that the Board (or each Fund’s investment adviser, pursuant to authority delegated by the Board) has considered, and pursuant to its fiduciary duties to each Fund and each Fund’s shareholders, determined to accept, such Country Risk as is incurred by placing and maintaining Foreign Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, Delegate may also assume that the Board (or each Fund’s investment adviser, pursuant to authority delegated by the Board) has, and will continue to, Monitor such Country Risk to the extent the Board (or such investment adviser) deems necessary or appropriate.

Except as specifically described herein, nothing in this Agreement shall require Delegate to make any selection or to engage in any Monitoring on behalf of any Fund that would entail consideration of Country Risk.

b.	Selection of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate shall determine that Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Foreign Assets will be held, after considering all factors relevant to the safekeeping of such Foreign Assets, including, without limitation;

i.	The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

ii.	Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for Foreign Assets;

iii.	The Eligible Foreign Custodian’s general reputation and standing;

iv.	Whether the Trust will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian’s consent to service of process in the United States; and

v.	In the case of an Eligible Foreign Custodian that is a banking institution or trust company, any additional factors and criteria set forth in Appendix C to this Agreement.

c.	Evaluation of Written Contracts

In exercising the authority delegated under this Agreement to enter into written contracts governing a Fund’s foreign custody arrangements with an Eligible Foreign Custodian, Delegate shall determine that such contracts provide reasonable care for Foreign Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market including, without limitation, the standards set forth in Section 7(b) herein. In making this determination, Delegate shall ensure that the terms of such contracts comply with the provisions of Rule 17f-5(c)(2).

d.	Monitoring of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to establish a system to Monitor the appropriateness of maintaining Foreign Assets with an Eligible Foreign Custodian or the performance of a written contract governing a Fund’s foreign custody arrangements, Delegate shall consider any factors and criteria set forth in Sections 7(b) and 7(c) herein and Appendix D to this Agreement. If, as a result of its Monitoring of Eligible Foreign Custodian relationships hereunder or otherwise, the Delegate determines in its sole discretion that it is in the best interest of the safekeeping of the Foreign Assets to move such Foreign Assets to a different Eligible Foreign Custodian, the Fund shall bear any expense related to such relocation of Foreign Assets. If any arrangement with an Eligible Foreign Custodian no longer meets the requirements of Rule 17f-5(c), the Delegate shall promptly notify the Fund.

8.	Standard of Care

a. In exercising the authority delegated under this Agreement with regard to its duties under Rule 17f-5, Delegate agrees to exercise, at a minimum, reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Foreign Assets of an investment company registered under the 1940 Act would exercise, including without limitation with regard to its duties pursuant to Sections 3, 4, 5 and 7 hereof.

b. In carrying out its responsibilities under this Agreement with regard to Rule 17f-7, Delegate agrees to exercise, at a minimum, reasonable care, prudence and diligence, including without limitation with regard to its duties pursuant to Sections 3, 5 and 6 hereof.

9.	Reporting Requirements

Delegate agrees to provide written reports notifying the Board of the placement of Foreign Assets with a particular Eligible Foreign Custodian and of any material change in a Fund’s arrangements with such Eligible Foreign Custodians. Such reports shall be provided to the Board quarterly for consideration at the next regularly scheduled meeting of the Board or otherwise if deemed reasonable and appropriate by the Board in its sole discretion.

10.	Provision of Information Regarding Country Risk

With respect to the jurisdictions listed in Appendix A1, or added thereto pursuant to Section 3, Delegate agrees to provide the Board and the Trust’s investment adviser with access to Eyes to the World®, a service available through the Delegate’s Web Site at www.ibtco.com, containing information relating to Country Risk, if available, as is specified in Appendix E to this Agreement. Such information relating to Country Risk shall be updated from time to time as the Delegate reasonably deems necessary or as the Board shall reasonably request.

11.	Limitation of Liability.

a. Subject to Section 8, notwithstanding anything in this Agreement to the contrary, in no event shall the Delegate or any of its officers, directors, employees or agents (collectively, the “Indemnified Parties”) be liable to the Trust or any third party, and the Trust shall indemnify and hold the Delegate and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a “Claim”) arising as a result of any act or omission of the Delegate or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of the Delegate or any Indemnified Party. Notwithstanding anything in this Agreement to the contrary, neither the Delegate nor the Indemnified Parties shall be liable for, and the Delegate and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

i.	Any act or omission by the Delegate or any Indemnified Party in reasonable good faith reliance upon the terms of this Agreement, any resolution of the Board, telegram, telecopy, notice, request, certificate or other instrument reasonably believed by the Delegate to be genuine;

ii.	Any information which the Delegate provides or does not provide under Section 10 hereof;

iii.	Any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, or other similar happenings or events that can not be controlled or contained by such party.

b. Notwithstanding anything to the contrary in this Agreement, in no event shall the Delegate or the Indemnified Parties be liable to the Trust or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

12.	Effectiveness and Termination of Agreement

This Agreement shall be effective as of the date that first appears above and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 30 days after receipt by the non-terminating party of such notice.

13.	Authorized Representatives and Notices

The respective Authorized Representatives of the Trust and the Board, and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix F. Any Authorized Representative of a party may add or delete persons from that party’s list of Authorized Representatives by written notice to an Authorized Representative of the other party.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts without regard to principles of choice of law.

15.	Amendments

This Agreement constitutes the entire agreement between the parties and may not be altered or amended, except by an instrument in writing, executed by both parties, and in the case of the Trust, such alteration or amendment will be authorized and approved by its Board.

16.	Parties

This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Trust without the written consent of the Delegate or by the Delegate without the written consent of the Trust.

17.	Books and Records

Delegate will keep and maintain books and records regarding its actions under this Agreement pursuant to the terms and conditions of this Agreement and in compliance with the applicable rules and regulations under the 1940 Act. Such books and records will be available for the Trust (or its representative) to inspect. If such books and records fall within Rule 31a-3, the parties acknowledge that such books and records are the property of the Trust and the Delegate will surrender such records to the Trust promptly upon its request.

18.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.	Disclaimer of Liability

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust; provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust shall look only to the assets of that particular series for payment of such credit, contract or claim.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

INVESTORS BANK & TRUST COMPANY

By:
Name:
Title:

MML SERIES INVESTMENT FUND II, on behalf of the Funds listed on Schedule 1

By:
Name:
Title:

List of Appendices

A1 — Jurisdictions Covered

A2 — Securities Depositories Covered

B — Additional Jurisdictions/Securities Depositories Covered

C — Additional Factors and Criteria To Be Applied in the Selection of Eligible Foreign Custodians That Are Banking Institutions or Trust Companies

D — Factors and Criteria to Be Applied in Establishing Systems for the Monitoring of Foreign Custody Arrangements and Contracts

E — Information Regarding Country Risk

F — Authorized Representatives

APPENDIX A1

Jurisdictions Covered

Argentina	Kenya
Austria	Korea
Australia	Latvia
Bahrain	Lebanon
Bangladesh	Lithuania
Belgium	Luxembourg
Bermuda	Malaysia
Bolivia	Mauritius
Botswana	Mexico
Brazil	Morocco
Bulgaria	Namibia
Canada	Netherlands
Chile	New Zealand
China	Norway
Clearstream (Cedel)	Oman
Colombia	Pakistan
Costa Rica	Panama
Croatia	Papau New Guinea
Cyprus	Peru
Czech Republic	Philippines
Denmark	Poland
Ecuador	Portugal
Egypt	Romania
Estonia	Russia
Euroclear	Singapore
Finland	Slovak Republic
France	Slovenia
Germany	South Africa
Ghana	Spain
Greece	Sri Lanka
Hong Kong	Swaziland
Hungary	Sweden
Iceland	Switzerland
India	Taiwan
Indonesia	Thailand
Ireland	Turkey
Israel	Ukraine
Italy	United Kingdom
Ivory Coast	Uruguay
Japan	Venezuela
Jordan	Zambia
Kazakhstan	Zimbabwe

A1-1

APPENDIX A2

Securities Depositories Covered

Argentina	CDV	Philippines	PCD
	CRYL		RoSS

Australia	Austraclear Ltd.	Poland	CRBS
	CHESS		NDS
RITS

Austria	OeKB AG	Portugal	Central de Valores
Mobiliarios

Bahrain	None	Romania	NBR
SNCDD
Stock Exchange Registry, Clearing & Settlement

Bangladesh	None	Russia	DCC
NDC
VTB

Belgium	BKB	Singapore	CDP
	CIK		MAS

Bermuda	None	Slovak Republic	NBS
SCP

Botswana	None	Slovenia	KDD

Brazil	CBLC	South Africa	STRATE
	CETIP SELIC		The Central Depository(Pty) Ltd.

Bulgaria	The Bulgarian National Bank	Spain	Banco de Espana SCLV
The Central Depository

Canada	Bank of Canada	Sri Lanka	CDS
CDS

Chile	DCV	Sweden	VPC AB

China	SSCC	Switzerland	SIS SegaIntersettle AG
SSCCRC

A2-1

Clearstream		Taiwan	TSCD

Colombia	DCV	Thailand	TSD
DECEVAL

Costa Rica	CEVAL	Turkey	CBT
Takasbank

Croatia	CNB	Ukraine	Depository of the
	Ministry of Finance SDA		National Bank of Ukraine MFS Depository

Czech Republic	SCP	Uruguay	None
TKD

Denmark	VP	United Kingdom	CMO
CREST

Ecuador	DECEVALE, S.A.	Venezuela	BCV
CVV

Egypt	Misr for Clearing, Settlement & Dep.	Zambia	Bank of Zambia LuSE CSD

Estonia	ECDSL	Zimbabwe	None

Euroclear

Finland	APK

France	Sicovam SA

Germany	Clearstream

Ghana	None

Greece	Bank of Greece
CSD

Hong Kong	CCASS
CMU

Hungary	Keler Ltd.

India	CDSL
NSDL

A2-2

Indonesia	Bank Indonesia
PT.KSEI

Ireland	CREST
Gilt Settlement Office

Israel	TASE Clearing House Ltd.

Italy	Banca d-Italia
Monte Titoli

Ivory Coast*	Depositaire Central/ Banque de Reglement

Japan	Bank of Japan
JASDEC

Jordan	SDC

Kazakhstan	Kazakhstan Central Securities Depository

Kenya	Central Bank of Kenya Central Depository

Korea	KSD

Latvia	Bank of Latvia
LCD

Lebanon	Banque de Liban
MIDCLEAR

Lithuania	CSDL

Luxembourg	Clearstream

Malaysia	BNM (SSTS)
MCD

Mauritius	CDS

Mexico	S.D. Indeval

Morocco	Maroclear S.A.

Netherlands	NECIGEF

A2-3

New Zealand	New Zealand Central Securities Depository

Norway	VPS

Oman	MDSRC

Pakistan	Central Depository Co. of Pakistan Limited
State Bank of Pakistan

Peru	CAVALI

*	Benin, Burkina-Faso, Guinea Bissau, Mali, Nigeria, Senegal, and Togo are available through the Ivory Coast

A2-4

APPENDIX B

Additional Jurisdictions/Securities Depositories Covered

Pursuant to Section 3 of this Agreement, Delegate and Trust agree that the following jurisdictions and securities depositories shall be added to Appendix A1:

[insert additional countries/depositories]

INVESTORS BANK & TRUST COMPANY

By:

Name:

Title:

MML SERIES INVESTMENT FUND II, on behalf of the Funds listed on Schedule 1

By:

Name:

Title:

DATE:

B-1

APPENDIX C

Additional Factors and Criteria To Be Applied

in the Selection of Eligible Foreign Custodians

That Are Banking Institutions or Trust Companies

In addition to the factors set forth in Rule 17f-5(c)(1), in selecting Eligible Foreign Custodians that are banking institutions or trust companies, Delegate shall consider the following factors, if such information is available (check all that apply):

                         None

                         Other (list below):

1.	Ownership

2.	Operating History

3.	Established Rules, practices and procedures

4.	Membership

5.	Financial Strength

6.	Governing regulatory body

C-1

APPENDIX D

Factors and Criteria to Be Applied

in the Establishing Systems for the Monitoring of

Foreign Custody Arrangements and Contracts

In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, Delegate shall consider the following factors, if such information is available:

1.	Operating performance

2.	Established practices and procedures

3.	Relationship with market regulators

4.	Contingency planning

D-1

APPENDIX E

Information Regarding Country Risk

To aid the Board in its determinations regarding Country Risk, Delegate will furnish the Board annually with respect to the jurisdictions specified in Section 3, the following information:

1.	Copy of Addenda or Side Letters to Subcustodian Agreements

2.	Legal Opinion with regard to:

a)	Access to books and records by the Fund’s accountants

b)	Ability to recover assets in the event of bankruptcy of a custodian

c)	Ability to recover assets in the event of a loss

d)	Likelihood of expropriation or nationalization

e)	Ability to repatriate or convert cash or cash equivalents

3.	Audit Report

4.	Copy of Balance Sheet from Annual Report

5.	Country Profile Matrix containing market practice for:

a)	Delivery versus payment

b)	Settlement method

c)	Currency restrictions

d)	Buy-in practice

e)	Foreign ownership limits

f)	Unique market arrangements

E-1

APPENDIX F

Authorized Representatives

The names and addresses of each party’s authorized representatives are set forth below:

A. Board

Kevin M. McClintock

President – MML Series Investment Fund II

c/o Babson Capital Management LLC

One Memorial Drive,

Cambridge, MA 02142

With a copy to:

Thomas M. Kinzler

Vice President and Clerk – MML Series Investment Fund II

c/o MassMutual

1295 State Street

Springfield, MA 01111

B. Delegate

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, MA 02117-9130

Attention: Stephen C. Peacock, Director, Client Management

Fax: (617) 330-6033

With a copy to:

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, MA 02117-9130

Attention: Andrew S. Josef, Assistant General Counsel

Fax: (617) 946-1929

F-1

Schedule 1

Funds

MML Blend Fund

MML Enhanced Index Core Equity Fund

MML Equity Fund

MML Inflation-Protected Bond Fund

MML Managed Bond Fund

MML Money Market Fund

MML Small Cap Equity Fund

MML Small Company Opportunities Fund

Schedule 1-1